                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     AMERICAN ELECTRIC POWER COMPANY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

Notice of 2001 Annual Meeting . Proxy Statement

American Electric Power
Company, Inc.
1 Riverside Plaza
Columbus, OH 43215

E. Linn Draper, Jr.
Chairman of the Board,
President and
Chief Executive Officer

                                               [LOGO OF AMERICAN ELECTRIC POWER]

March 9, 2001

Dear Shareholder:

This year's annual meeting of shareholders will be held at the Bayfront Plaza Convention Center, 1901 North Shoreline Boulevard, Corpus Christi, Texas, on Wednesday, April 25, 2001 at 9:30 a.m.

Your Board of Directors and I cordially invite you to attend.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP's affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

  . By Mail -- Fill in, sign and date your enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

  . By Telephone -- Call the toll-free telephone number on your proxy card to vote by phone.

  . Via Internet -- Visit the web site on your proxy card to vote via the Internet.

If your shares are held in the name of a bank, broker or other holder of rec-ord, you will receive instructions from the holder of record that you must fol-low in order for you to vote your shares.

If you plan to attend the meeting and are a shareholder of record, please mark the "Annual Meeting" box on your proxy card or follow the prompts when you vote if you are voting by telephone or Internet. An admission ticket is included with the proxy card for each shareholder of record. However, if your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership on March 6 which will enable you to gain admittance to the meeting.

Sincerely,


/s/ E. L. Draper, Jr.

                         NOTICE OF 2001 ANNUAL MEETING

              --------------------------------------------------

                     American Electric Power Company, Inc.
                               1 Riverside Plaza
                              Columbus, Ohio 43215

              --------------------------------------------------

 TIME............... 9:30 a.m. on Wednesday, April 25, 2001.

 PLACE.............. Bayfront Plaza Convention Center
                     1901 North Shoreline Boulevard
                     Corpus Christi, Texas

 ITEMS OF BUSINESS.. (1) To elect 14 directors to hold office until the next annual meeting and until their successors are duly elected.
                     (2) To approve the firm of Deloitte & Touche llp as
                         independent auditors for the year 2001.
                     (3) To consider and act on such other matters as may
                         properly come before the meeting.

 RECORD DATE........ Only shareholders of record at the close of business on
                     March 6, 2001 are entitled to notice of and to vote at the meeting or any adjournment thereof.

 ANNUAL REPORT...... Appendix A to this proxy statement has AEP's audited financial statements and management's discussion and
                     analysis of results of operations and financial condition.
                     AEP's Summary Report to Shareholders contains Dr. Draper's letter to shareholders, condensed financial statements, a
                     summary discussion of results of operations and financial
                     condition, and an independent auditors' report.

 PROXY VOTING....... It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
                     (1) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed
                         proxy card in the postage-paid envelope.
                     (2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy
                         card.
                     (3) VISIT THE WEB SITE noted on your proxy card to vote
                         via the Internet.

                     Any proxy may be revoked at any time prior to its exercise at the meeting.

March 9, 2001                                                      Susan Tomasky
                                                                    Secretary

Proxy Statement

March 9, 2001

Proxy and Voting Information

This proxy statement and the accompanying proxy card are to be mailed to shareholders, commencing on or about March 13, 2001, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 25, 2001 in Corpus Christi, Texas.

   Who Can Vote. Only the holders of shares of Common Stock at the close of business on March 6, 2001 are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 322,083,001 shares of AEP Common Stock, $6.50 par value, outstanding.

   How You Can Vote. Shareholders of record can give proxies by (i) mailing their signed proxy cards, (ii) calling a toll-free telephone number or (iii) using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

   When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders' directions. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares reg-istered in their names and the whole shares held in their Plan accounts on March 6, 2001. Shareholders are urged to grant or withhold authority to vote for the nominees for directors listed on the proxy card and to specify their choice between approval or disapproval of, or abstention with respect to, the other matter by marking the appropriate boxes on the proxy card. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters.

   Revocation of Proxies. A shareholder giving a proxy may revoke it at any time before it is exercised at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be re-voked, or by attending the meeting and voting in person.

   How Votes are Counted. Under New York law, abstentions and broker non-votes do not count in the determination of voting results and have no effect on the vote. The determination by the shareholders of approval of the auditors is based on votes "for" and "against" -- with abstentions and broker non-votes not counted as "against" votes but counted in the determination of a quorum. Unvoted shares are termed "non-votes" when a nominee holding shares for bene-ficial owners may not have received instructions from the beneficial owner and may not have exercised discretionary voting power on certain matters, but with respect to other matters may have voted pursuant to discretionary authority or beneficial owner instructions.

   Your Vote is Confidential. It is AEP's policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which iden-tify shareholders, are held confidential, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted, (ii) in cases where shareholders write comments on their proxy cards, or (iii) in a contested proxy solicitation.

   Multiple Copies of Annual Report or Proxy Statement to Shareholders. Secu-rities and Exchange Commission rules provide that more than one annual report or proxy statement need not be sent to the same address, if the recipient agrees. If more than one annual report or proxy statement is being sent to your address, at your request, mailing of the duplicate copy to the account you select will be discontinued. You may so indicate in the space provided on the proxy card or follow the prompts when you vote if you are a shareholder of record voting by telephone or Internet. If you wish to resume receiving sepa-rate annual reports or proxy statements at the same address, you may call our transfer agent, EquiServe--First Chicago Trust Division, at 800-328-6955 or write to them at P.O. Box 2500, Jersey City, NJ 07303-2500. The change will be effective 30 days after receipt. To receive a separate copy of the annual re-port or proxy statement, contact AEP Shareholder Direct at 800-551-1AEP(1237).

1. Election of Directors

Fourteen directors are to be elected by a plurality of the votes cast at the meeting to hold office until the next annual meeting and until their succes-sors have been elected. AEP's By-Laws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be deter-mined from time to time by resolution of AEP's Board of Directors.

   On January 24, 2001, the Board of Directors adopted a resolution reducing the number of directors by one, effective on the date of the annual meeting. Dr. Morris Tanenbaum, a director, will be retiring from the Board and not standing for reelection.

   The 14 nominees named on pages 3-7 were selected by the Board of Directors on the recommendation of the Committee on Directors and Corporate Governance of the Board. The proxies named on the proxy card or their substitutes will vote for the Board's nominees, unless instructed otherwise. Shareholders may withhold authority to vote for any or all of such nominees on the proxy card. All of the Board's nominees were elected by the shareholders at the 2000 an-nual meeting, except for Messrs. Brooks, Howell, Powell and Shockley and Drs. Carlton and Sandor. These six former Central and South West Corporation direc-tors were named to the Board when the merger with CSW was consummated on June 15, 2000. It is not expected that any of the nominees will be unable to stand for election or be unable to serve if elected. In the event that a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board of Directors or the number of directors may be reduced accordingly.

   Cumulative Voting. Shareholders have the right to vote cumulatively for the election of directors. This means that in the voting at the meeting each shareholder, or his proxy, may multiply the number of his shares by the number of directors to be elected and then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among any two or more nominees as desired. The proxies designated by the Board of Directors will not cumulate the votes of the shares they represent.

   Biographical Information. The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, ac-counts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP's Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appears on page 23.

Nominees For Director



              E. R. Brooks                  Received his B.S. (electrical en-
                                            gineering) from Texas Tech Univer-
              [PHOTO]                       sity in 1961. Chairman and chief
                                            executive officer of Central and
              Retired Chairman and Chief    South West Corporation (February
              Executive Officer, Central    1991-June 2000). Served as CSW's
              and South West Corporation,   president from February 1991 to
              Granbury, Texas               July 1997. A director of Hubbell,
                                            Inc. A trustee of Baylor Health
              Age 63                        Care Center, Dallas, Texas, Har-
                                            din-Simmons University, Abilene,
                                            Texas, and Texas Tech University,
                                            Lubbock, Texas.

-------------------------------------------------------------------------------

              Donald M. Carlton             Received his B.A. from the Univer-
                                            sity of St. Thomas in Houston in
              [PHOTO]                       1958 and Ph.D. (organic chemistry)
                                            from the University of Texas at
              Retired President and Chief   Austin in 1962. President and
              Executive Officer, Radian     chairman of Radian Corporation, an
              International LLC,            engineering and technology firm,
              Austin, Texas                 from 1969 through December 1995.
                                            Named president and chief execu-
              Age 63                        tive officer of Radian Interna-
                                            tional LLC in January 1996 and re-
                                            tired as of December 31, 1998. A
                                            director of National Instruments
                                            and Valero Energy Corporation and
                                            trustee of Smith Barney Investment
                                            Series Trust.

-------------------------------------------------------------------------------

              John P. DesBarres             Received an associate degree in
                                            electrical engineering from
              [PHOTO]                       Worcester Junior College in 1960
                                            and completed the Harvard Business
              Investor/Consultant,          School Program for Management De-
              Rancho Palos Verdes,          velopment in 1975 and the Massa-
              California                    chusetts Institute of Technology
                                            Sloan School Senior Executive Pro-
              Age 61                        gram in 1984. Joined Sun Company
                                            (petroleum and natural gas) in
              Director since 1997           1963, holding various positions
                                            until 1979, when he was elected
                                            president of Sun Pipe Line Company
                                            (1979-1988) (crude oil/products).
                                            Chairman, president and chief ex-
                                            ecutive officer of Sante Fe Pa-
                                            cific Pipelines, Inc. (1988-1991)
                                            (petroleum products pipeline).
                                            President and chief executive of-
                                            ficer (1991-1995) and chairman
                                            (1992-1995) of Transco Energy Com-
                                            pany (natural gas). A director of
                                            Texas Eastern Products Pipeline
                                            Company, which is the general
                                            partner of TEPPCO Partners, L.P.

-------------------------------------------------------------------------------

              E. Linn Draper, Jr.           Received his B.A. and B.S. (chemi-
                                            cal engineering) degrees from Rice
              [PHOTO]                       University in 1964 and 1965, re-
                                            spectively, and Ph.D. (nuclear en-
              Chairman, President and       gineering) in 1970 from Cornell
              Chief Executive Officer       University. Joined Gulf States
              of AEP and AEP Service        Utilities Company, an unaffiliated
              Corporation; Chairman         electric utility, in 1979. Chair-
              and Chief Executive Of-       man of the board, president and
              ficer of other major AEP      chief executive officer of Gulf
              subsidiaries                  States (1987-1992). Elected presi-
                                            dent of AEP and president and
              Age 59                        chief operating officer of AEP
                                            Service Corporation in March 1992
              Director since 1992           and chairman of the board and
                                            chief executive officer of AEP and
                                            all of its major subsidiaries in
                                            April 1993. A director of BCP Man-
                                            agement, Inc., which is the gen-
                                            eral partner of Borden Chemicals
                                            and Plastics L.P.

-------------------------------------------------------------------------------

              Robert W. Fri                 Holds a B.A. from Rice University
                                            and an M.B.A. from Harvard Busi-
              [PHOTO]                       ness School. Associated with
                                            McKinsey & Company, Inc., manage-
              Director, National Museum     ment consulting firm, from 1963 to
              of Natural History            1971 and again from 1973 to 1975,
              (Smithsonian Institution),    being elected a principal in the
              Washington, D.C.              firm in 1968. From 1971 to 1973,
                                            served as first Deputy Administra-
              Age 65                        tor of the Environmental Protec-
                                            tion Agency, becoming Acting Ad-
              Director since 1995           ministrator in 1973. Was first
                                            Deputy and then Acting Administra-
                                            tor of the Energy Research and De-
                                            velopment Administration from 1975
                                            to 1977. From 1978 to 1986 was
                                            President of Energy Transition
                                            Corporation. President and direc-
                                            tor of Resources for the Future
                                            (non-profit research organization)
                                            from 1986 to 1995 and became se-
                                            nior fellow emeritus in 1996. As-
                                            sumed his present position with
                                            the National Museum of Natural
                                            History in 1996.

-------------------------------------------------------------------------------

              William R. Howell             Received his B.B.A. from the Uni-
                                            versity of Oklahoma in 1958.
              [PHOTO]                       Joined J.C. Penney Company (major
                                            retailer) in 1958 and held various
              Chairman Emeritus,            managerial positions. Chairman of
              J. C. Penney Company, Inc.    the board of J. C. Penney Company
              Dallas, Texas                 from 1983 to January 1997 and also
                                            chief executive officer from 1983
              Age 65                        to January 1996. Chairman emeritus
                                            of J. C. Penney Company (1997-
                                            present). A director of Exxon Mo-
                                            bil Corporation, Pfizer Inc.,
                                            Bankers Trust, Halliburton Company
                                            and Williams.

-------------------------------------------------------------------------------

              Lester A. Hudson, Jr.         Received a B.A. from Furman Uni-
                                            versity in 1961, an M.B.A. from
              [PHOTO]                       the University of South Carolina
                                            in 1965 and Ph.D. (industrial man-
              Professor of Business         agement) from Clemson University
              Strategy, Clemson University, in 1997. Joined Dan River Inc.
              Greenville, South Carolina    (textile fabric manufacturer) in
                                            1970 and was elected president and
              Age 61                        chief operating officer in 1981
                                            and chief executive officer in
              Director since 1987           1987. Resigned from Dan River in
                                            1990. Joined WundaWeve Carpets,
                                            Inc. (carpet manufacturer) as
                                            chairman, president and chief ex-
                                            ecutive officer in 1990. Chairman
                                            of WundaWeve in 1991. Vice chair-
                                            man of WundaWeve (1993-1995).
                                            Chairman, H&E Associates (invest-
                                            ment firm), 1995-1998. Assumed his
                                            present position with Clemson Uni-
                                            versity in 1998. A director of
                                            American National Bankshares Inc.
                                            and Greenville Hospital System
                                            Foundation and trustee of The
                                            Sirrine Foundation and Furman Uni-
                                            versity Advisory Council.

-------------------------------------------------------------------------------

              Leonard J. Kujawa             Received his B.B.A. in 1954 and
                                            M.B.A. in 1955 from the University
              [PHOTO]                       of Michigan. Joined Arthur Ander-
                                            sen LLP (accounting and consulting
              International Energy          firm) in 1957 and became a partner
              Consultant, Atlanta,          in 1968, specializing in the elec-
              Georgia                       tric and telecommunications indus-
                                            tries. Worldwide Director Energy
              Age 68                        and Telecommunications (1985-
                                            1995). Retired in 1995. Interna-
              Director since 1997           tional energy consultant to his
                                            former firm and other global com-
                                            panies. A director of Schweitzer-
                                            Mauduit International, Inc.

-------------------------------------------------------------------------------

              James L. Powell               Received his bachelor's degree
                                            from Rice University in 1951. In-
              [PHOTO]                       volved in ranching and investments
                                            in Fort McKavett, Texas, since
              Ranching and Investments,     1956. Member of University of
              Fort McKavett, Texas          Texas System Chancellor's Council,
                                            Rice University Associates and
              Age 71                        Board of Visitors of University of
                                            Texas M.D. Anderson Hospital. An
                                            advisory director of First Na-
                                            tional Bank, Mertzon, Texas.

-------------------------------------------------------------------------------

              Richard L. Sandor             Received his B.A. from City Uni-
                                            versity of New York, Brooklyn Col-
              [PHOTO]                       lege, and Ph.D. (economics) from
                                            the University of Minnesota.
              Chairman and Chief            Chairman and chief executive offi-
              Executive Officer,            cer of Environmental Financial
              Environmental Financial       Products LLC (develops and trades
              Products LLC, Chicago,        in new environmental, financial
              Illinois                      and commodity markets) since March
                                            1993. Second vice chairman of the
              Age 59                        Chicago Board of Trade (1997-
                                            1998). A director of Nextera En-
                                            terprises, Inc.

-------------------------------------------------------------------------------

              Thomas V. Shockley, III       Received his B.S. (electrical en-
                                            gineering) from Texas A&I Univer-
              [PHOTO]                       sity in 1967 and M.S. (electrical
                                            engineering) from the University
              Vice Chairman of AEP and      of Texas at Austin in 1969. Execu-
              AEP Service Corporation;      tive vice president (1990-1997)
              Vice President of other       and president and chief operating
              major AEP subsidiaries        officer (1997-2000) of Central and
                                            South West Corporation. Elected
              Age 55                        vice chairman of the board of AEP
                                            (July 2000) and of AEP Service
                                            Corporation (June 2000) and vice
                                            president of major AEP subsidiar-
                                            ies (June 2000).

-------------------------------------------------------------------------------

              Donald G. Smith               Joined Roanoke Electric Steel Cor-
                                            poration (steel manufacturer) in
              [PHOTO]                       1957. Held various positions with
                                            Roanoke Electric Steel before be-
              Chairman of the Board,        ing named president and treasurer
              President, Chief Executive    in 1985, chief executive officer
              Officer and Treasurer of      in 1986 and chairman of the board
              Roanoke Electric Steel        in 1989.
              Corporation, Roanoke,
              Virginia

              Age 65

              Director since 1994

-------------------------------------------------------------------------------

              Linda Gillespie Stuntz        Holds an A.B. from Wittenberg Uni-
                                            versity (1976) and J.D. from Har-
              [PHOTO]                       vard Law School (1979). Private
                                            practice of law (1979-1981). U.S.
              Partner, Stuntz, Davis &      House of Representatives, Commit-
              Staffier, P.C., attorneys,    tee on Energy and Commerce: Asso-
              Washington, D.C.              ciate Minority Counsel, Subcommit-
                                            tee on Fossil and Synthetic Fuels
              Age 46                        (1981-1986) and Minority Counsel
                                            and Staff Director (1986-1987).
              Director since 1993           Private practice of law (1987-
                                            1989). U.S. Department of Energy
                                            (1989-1993): Acting Deputy Secre-
                                            tary (January 1992-July 1992) and
                                            Deputy Secretary (July 1992-Janu-
                                            ary 1993). Returned to the private
                                            practice of law in March 1993. A
                                            director of Schlumberger Limited.

--------------------------------------------------------------------------------

              Kathryn D. Sullivan           Received her B.S. from the Univer-
                                            sity of California and Ph.D. from
              [PHOTO]                       Dalhousie University. NASA space
                                            shuttle astronaut (1978-1993).
              President and Chief Executive Chief Scientist at the National
              Officer, COSI Columbus,       Oceanic and Atmospheric Adminis-
              Columbus, Ohio                tration (1993-1996). Became presi-
                                            dent and chief executive officer
              Age 49                        of Columbus' science museum COSI
                                            (Center of Science & Industry) in
              Director since 1997           1996. U.S. Naval Reserve Officer.
                                            A director of McDermott Interna-
                                            tional, Inc. and Abercrombie &
                                            Fitch Co.

--------------------------------------------------------------------------------

   Dr. Draper and Mr. Shockley are
 directors of certain subsidiaries
 of AEP with one or more classes of
 publicly held preferred stock or
 debt securities and other subsidi-
 aries of AEP.

 Related Transactions

 Dr. Draper's son is a partner in
 the law firm of Winston & Strawn
 which AEP retained during 2000 for
 matters primarily relating to the
 restart of the Cook Nuclear Plant.
 Dr. Draper's son has not been
 involved with any AEP legal matters.

AEP's Board of Directors and Committees

Under New York law, AEP is managed under the direction of the Board of Direc-tors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational de-tails. During 2000, the Board held eight regular and seven special meetings.

   The Board has seven standing committees and the table below provides mem-bership and meeting information for each of them. The functions of the commit-tees are described in the paragraphs following the table.

                                           BOARD COMMITTEES
              -----------------------------------------------------------------------
  DIRECTOR               Directors
                            and     Corporate
                         Corporate   Public                         Human    Nuclear
                 Audit   Governance  Policy   Executive  Finance  Resources Oversight
-------------------------------------------------------------------------------------
Mr. Brooks                              X
-------------------------------------------------------------------------------------
Dr. Carlton    X (Chair)                X                                       X
-------------------------------------------------------------------------------------
Mr. DesBarres      X                    X                             X     X (Chair)
-------------------------------------------------------------------------------------
Dr. Draper                                    X (Chair)
-------------------------------------------------------------------------------------
Mr. Fri            X         X      X (Chair)                                   X
-------------------------------------------------------------------------------------
Mr. Howell                              X                   X         X
-------------------------------------------------------------------------------------
Dr. Hudson         X     X (Chair)      X                             X
-------------------------------------------------------------------------------------
Mr. Kujawa                   X          X                   X
-------------------------------------------------------------------------------------
Mr. Powell                   X          X
-------------------------------------------------------------------------------------
Dr. Sandor         X                    X                   X
-------------------------------------------------------------------------------------
Mr. Shockley
-------------------------------------------------------------------------------------
Mr. Smith                               X                   X         X
-------------------------------------------------------------------------------------
Ms. Stuntz                   X          X         X     X (Chair)               X
-------------------------------------------------------------------------------------
Dr. Sullivan       X                    X                                       X
-------------------------------------------------------------------------------------
Dr. Tanenbaum                           X         X         X     X (Chair)     X
-------------------------------------------------------------------------------------
2000 Meetings      7         3          1         0         4         6         3
-------------------------------------------------------------------------------------

   During 2000, except for Mr. Howell, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Di-rectors and the total number of meetings held by all committees on which he or she served.

   The Audit Committee oversees, and reports to the Board concerning, the gen-eral policies and practices of AEP and its subsidiaries with respect to ac-counting, financial reporting, and internal auditing and financial controls. It also maintains a direct exchange of information between the Board and AEP's independent accountants and reviews possible conflict of interest situations involving directors.

   The Board of Directors has adopted a written charter for the Audit Commit-tee and it is attached as Exhibit A to this proxy statement.

   The members of the Audit Committee are independent as defined by the rules of the New York Stock Exchange.

   The Committee on Directors and Corporate Governance is responsible for:

1. Recommending the size of the Board within the boundaries imposed by the By-Laws.

2. Recommending selection criteria for nominees for election or appointment to the Board.

3. Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4. Recommending to the Board for its consideration one or more nominees for ap-pointment to fill vacancies on the Board as they occur and the slate of nom-inees for election at the annual meeting.

5. Reviewing and making recommendations to the Board with respect to the com-pensation of directors and corporate governance.

   The Committee on Directors and Corporate Governance will consider share-holder recommendations of candidates to be nominated as directors of the Compa-ny. All such recommendations must be in writing and addressed to the Secretary of the Company. By accepting a shareholder recommendation for consideration, the Committee on Directors and Corporate Governance does not undertake to adopt or take any other action concerning the recommendation, or to give the propo-nent its reasons for not doing so.

   The Corporate Public Policy Committee is responsible for examining AEP's policies on major public issues affecting the AEP System, including environmen-tal, work force diversity, industry change and other matters, as well as estab-lished System policies which affect the relationship of AEP and its subsidiar-ies to their service areas and the general public; for reporting periodically and on request to the Board and providing recommendations to the Board on such policy matters; and for counseling AEP management on any such policy matters presented to the Committee for consideration and study.

   The Executive Committee is empowered to exercise all the authority of the Board of Directors, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board. Meetings of the Executive Committee are convened only in extraordinary circumstances.

   The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiar-ies including, among other things, reviewing and making such recommendations as it considers appropriate concerning the short and long-term financing plans and programs of AEP and its subsidiaries and the implementation of the same.

   The Human Resources Committee is responsible for:

1. Reviewing executive compensation policies and plans and, as appropriate, recommending changes to the Board.

2. Reviewing salaries and other compensation and benefits paid by AEP and its subsidiaries to Board members who are AEP officers or employees of any of its subsidiaries, and for recommending to the Board for approval the amount of salary and other compensation and benefits to be paid or accrued by AEP and/or any of its subsidiaries during the ensuing year to each such person.

3. Reviewing and approving compensation and benefits for the AEP Service Corpo-ration officers who hold the position of Senior Vice President or higher of-fice.

4. Evaluating AEP's hiring, development, promotional and succession planning practices for those management positions described in (2) and (3) above and recommending changes as appropriate.

   The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP's nuclear gen-eration.

Directors Compensation and Stock Ownership Guidelines

   Annual Retainers and Meeting Fees. Directors who are officers of AEP or em-ployees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP's Board of Directors. The other members of the Board receive an annual retainer of $25,000 for their services, an additional annual retainer of $3,500 for each Committee that they chair, a fee of $1,200 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,200 per day for any inspection trip or conference.

   Deferred Compensation and Stock Plan. The Deferred Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board retainer in shares of AEP Com-mon Stock and/or units that are equivalent in value to shares of Common Stock ("Stock Units"), deferring receipt by the non-employee director until termina-tion of service or for a period that results in payment commencing not later than five years thereafter. AEP Common Stock is distributed and/or Stock Units are credited to directors, as the case may be, when the retainer is payable, and are based on the closing price of the Common Stock on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payment of Stock Units to a director from deferrals of the re-tainer and dividend credits is made in cash or AEP Common Stock, or a combina-tion of both, as elected by the director.

   Stock Unit Accumulation Plan. The Stock Unit Accumulation Plan for Non-Em-ployee Directors annually awards 750 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

   Insurance. AEP maintains a group 24-hour accident insurance policy to pro-vide a $1,000,000 accidental death benefit for each director. The current pol-icy, effective September 1, 2000 through September 1, 2001, has a premium of $11,500 and AEP expects to renew this coverage. In addition, AEP pays each di-rector (excluding officers of AEP or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connec-tion with the maintenance of this coverage ($440 for 2000).

   Central and South West Corporation Programs. Mr. Powell, as a former CSW director, is enrolled in a medical and dental program formerly offered by CSW to its non-employee directors. AEP is continuing this program, pursuant to the terms of the merger with CSW, for those CSW directors who had previously elected to participate. Mr. Powell pays a portion of the cost of his coverage. Upon Mr. Powell's termination of service with the Board, he will be eligible to receive retiree medical and dental benefits coverage.

   AEP is also continuing a memorial gift program for former CSW directors and executive officers who had been previously participating in this program. The six former CSW directors who are members of AEP's Board are participants. Un-der this program, AEP makes donations in a director's name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person's death. AEP maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by AEP are based on pooled risks and averaged $13,621 per participant for 2000.

   Stock Ownership Guidelines. AEP's Board of Directors considers stock owner-ship in AEP by management to be of great importance. Such ownership enhances management's commitment to the future of AEP and further aligns management's interests with those of AEP's shareholders. In keeping with this philosophy, the Board has adopted minimum stock ownership guidelines for non-employee di-rectors. The target for each non-employee director is 2,000 shares of AEP Com-mon Stock and/or Stock Units, with such ownership to be acquired by the end of the third year of service.

For further information as to the guidelines for AEP's executive officers, see the Board Human Resources Committee Report on Executive Compensation below un-der the caption Stock Ownership Guidelines.

Insurance

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their di-rectors and officers for any such losses. Such insurance is provided by Asso-ciated Electric & Gas Insurance Services, Energy Insurance Mutual, Clarendon National Insurance Company, CNA, Great American Insurance Company, Royal-Sun Alliance, Zurich American Insurance Company, Zurich UK, and The Federal Insur-ance Company, effective January 1, 2001 through December 31, 2001, and pays up to an aggregate amount of $275,000,000 on any one claim and in any one policy year. The total annual cost for the nine policies is $1,244,066.

   Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as im-posed under the Employee Retirement Income Security Act of 1974. This cover-age, provided by Associated Electric & Gas Insurance Services, The Federal In-surance Company, and Zurich American Insurance Company, was renewed, effective July 1, 2000 through June 30, 2003, for a cost of $355,350. It provides $100,000,000 of aggregate coverage with a $500,000 deductible for each loss.

2. Approval of Auditors

On the recommendation of the Audit Committee, the Board of Directors has ap-pointed the accounting firm of Deloitte & Touche LLP as independent auditors of AEP for the year 2001, subject to approval by the shareholders at the an-nual meeting. Deloitte & Touche LLP is considered to be the firm best quali-fied to perform this important function because of its ability and the famil-iarity of its personnel with AEP's affairs. It and predecessor firms have been AEP's auditors since 1911.

   Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to answer appropriate questions.

   Aggregate fees billed to AEP and its consolidated subsidiaries for services rendered by Deloitte & Touche LLP and its consulting affiliate for the year ended December 31, 2000, were:

Audit Fees.......................................................... $2,958,000
Financial Information Systems Design and Implementation Fees........        -0-
All Other Fees......................................................  6,178,000
                                                                     ----------
  Total............................................................. $9,136,000
                                                                     ==========

   The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its consulting affiliate is compatible with maintaining that firm's independence and the Committee be-lieves that this provision of services is compatible with maintaining Deloitte & Touche LLP's independence.

   Vote Required. Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meet-ing.

   Your Board of Directors recommends a vote FOR approval of Deloitte & Touche LLP as independent auditors for 2001.

Audit Committee Report

The Audit Committee reviews AEP's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the finan-cial statements and the reporting process, including the system of internal controls.

   In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that AEP's consolidated financial statements were prepared in accordance with gen-erally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial state-ments with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

   In addition, the Committee has discussed with the independent auditors, the auditor's independence from AEP and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

   In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in AEP's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Ex-change Commission.

Audit Committee Members

Donald M. Carlton, Chair  Lester A. Hudson, Jr.
John P. DesBarres         Richard L. Sandor
Robert W. Fri             Kathryn D. Sullivan

Other Business

The Board of Directors does not intend to present to the meeting any business other than the election of directors and the approval of auditors.

   If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the enclosed card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Executive Compensation
The following table shows for 2000, 1999 and 1998 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of AEP at December 31, 2000.

                           Summary Compensation Table

                                       Annual              Long-Term
                                    Compensation          Compensation
                                  ----------------- ------------------------
                                                      Awards      Payouts
                                                    ---------- -------------
                                                    Securities
                                                    Underlying                All Other
                                  Salary    Bonus    Options       LTIP      Compensation
Name and Principal Position  Year   ($)    ($)(1)      (#)     Payouts($)(1)    ($)(2)
---------------------------  ---- ------- --------- ---------- ------------- ------------
E. Linn Draper, Jr. --       2000 850,000   485,775    700,000        -0-      106,699
 Chairman of the board,      1999 820,000   208,280        -0-        -0-      103,218
 president and chief         1998 780,000   194,376        -0-    345,906      104,941
 executive officer of the
 Company and the Service
 Corporation; chairman
 and chief executive
 officer of other
 subsidiaries
Paul D. Addis --             2000 500,000 6,500,000        -0-        -0-       44,547
 Executive vice
 president -
 wholesale/energy
 services and director of
 the Service Corporation;
 president and director
 of AEP Energy Services,
 Inc. (3)
William J. Lhota --          2000 415,000   173,927    200,000        -0-       62,394
 Executive vice              1999 400,000    71,120        -0-        -0-       55,690
 president - energy          1998 380,000    82,859        -0-    134,266       56,493
 delivery and director of
 the Service Corporation;
 president, chief
 operating officer and
 director of other
 subsidiaries
Donald M. Clements,          2000 390,000   163,449    200,000        -0-       45,979
 Jr. -- Executive vice       1999 375,000    66,675        -0-        -0-       38,484
 president - corporate       1998 350,000    76,317        -0-     60,047       39,040
 development and director
 of the Service
 Corporation; president
 and director of AEP
 Resources, Inc.
Henry W. Fayne --            2000 365,000   152,972    200,000        -0-       47,074
 Executive vice              1999 315,000    56,007        -0-        -0-       34,885
 president - finance and     1998 290,000    63,234        -0-     61,555       34,124
 analysis and director of
 the Service Corporation;
 vice president and chief
 financial officer of the
 Company; vice president
 and director of other
 subsidiaries

--------
(1) Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan and, in the case of Mr. Addis, the AEP Energy Services Incentive Compensation Plan. Payments are made in the first quarter of the succeeding fiscal year for performance in the year indicated.

    Amounts in the Long-Term Compensation -- Payouts column reflect performance share unit targets earned under the AEP 2000 Long-Term Incentive Plan (and predecessor Performance Share Incentive Plan) for three-year performance periods.

    See below under Long-Term Incentive Plans -- Awards in 2000 and page 21 for additional information.

(2) Amounts in the All Other Compensation column include (i) AEP's matching contributions under the AEP Retirement Savings Plan and the AEP Supplemen-tal Savings Plan, a non-qualified plan designed to supplement the AEP Sav-ings Plan, (ii) subsidiary companies director fees, (iii) vehicle allow-ance, and (iv) split-dollar insurance. In August 2000, AEP discontinued providing vehicles for its executive officers and began paying them a monthly allowance. Split-dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by AEP. Cumulative net life insurance premi-ums paid are recovered by AEP at the later of retirement or 15 years. De-tail of the 2000 amounts in the All Other Compensation column is shown be-low.

          Item            Dr. Draper Mr. Addis Mr. Lhota Mr. Clements Mr. Fayne
          ----            ---------- --------- --------- ------------ ---------
Savings Plan Matching
 Contributions..........   $  3,187   $ 3,687   $ 5,100    $ 3,544     $ 5,100
Supplemental Savings
 Plan Matching
 Contributions..........     22,313    11,313     7,350      8,156       5,850
Subsidiaries Directors
 Fees...................     13,060     3,805    11,405      3,900      13,060
Vehicle Allowance.......      6,000     4,000     8,143      4,983       5,000
Split-Dollar Insurance..     62,139    21,742    30,396     25,396      18,064
                           --------   -------   -------    -------     -------
Total All Other
 Compensation...........   $106,699   $44,547   $62,394    $45,979     $47,074
                           ========   =======   =======    =======     =======

(3) No 1999 and 1998 compensation information is reported for Mr. Addis because he was not an executive officer in these years.

                             Option Grants in 2000

                              Individual Grants
            ------------------------------------------------------
                           Percent of
              Number of       Total
              Securities     Options
              Underlying   Granted to                               Grant Date
               Options      Employees  Exercise or Base Expiration   Present
   Name     Granted (#)(1) in 2000 (2)   Price ($/Sh)      Date    Value ($)(3)
   ----     -------------- ----------- ---------------- ---------- ------------
E. L.
 Draper,
 Jr........    700,000        11.6          35.625      09-20-2010  4,119,675
W. J.
 Lhota.....    200,000         3.3          35.625      09-20-2010  1,177,050
D. M.
 Clements,
 Jr........    200,000         3.3          35.625      09-20-2010  1,177,050
H. W.
 Fayne.....    200,000         3.3          35.625      09-20-2010  1,177,050

--------
(1) Options were granted on September 20, 2000, pursuant to the AEP 2000 Long-Term Incentive Plan. All options granted on this date have an exercise price equal to the closing price of AEP Common Stock on the New York Stock Exchange Composite Transactions Tape on September 20, 2000. These options will vest in equal increments, annually, over a three-year period beginning on January 1, 2002. Options also fully vest upon termination due to retire-ment after one year from the grant date or due to disability or death and expire five years thereafter, or on their scheduled expiration date if ear-lier. Options expire upon termination of employment for reasons other than retirement, disability or death, unless the Human Resources Committee de-termines that circumstances warrant continuation of the options for up to five years. Options are nontransferable.
(2) A total of 6,046,000 options were granted in 2000.
(3) Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of AEP's Common Stock at a future date. Significant assumptions are shown be-low:

   Stock Price Volatility          24.75%             Dividend Yield                6.02%
   Risk-Free Rate of Return         6.50%                Option Term             10 years

         Aggregated Option Exercises in 2000 and Year-End Option Values

                                                    Number of Securities      Value of Unexercised
                                                   Underlying Unexercised    In-The-Money Options at
                             Shares       Value    Options at 12-31-00 (#)       12-31-00 ($)(2)
                           Acquired on   Realized ------------------------- -------------------------
          Name           Exercise (#)(1)  ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- -------- ----------- ------------- ----------- -------------
E. L. Draper, Jr........       --          --           0        700,000          0       7,612,500
W. J. Lhota.............       --          --           0        200,000          0       2,175,000
D. M. Clements, Jr......       --          --           0        200,000          0       2,175,000
H. W. Fayne.............       --          --           0        200,000          0       2,175,000

--------
(1) None of these officers exercised options during 2000.
(2) Based on the difference between the closing price of AEP Common Stock on the New York Stock Exchange Composite Transactions Tape on December 29, 2000 ($46.50) and the option exercise price. "In-the-money" means the mar-ket price of the stock is greater than the exercise price of the option on the date indicated.


                  Long-Term Incentive Plans -- Awards In 2000

   Each of the awards set forth below establishes performance share unit tar-gets, which represent units equivalent to shares of Common Stock, pursuant to the Company's 2000 Long-Term Incentive Plan. Since it is not possible to pre-dict future dividends and the price of AEP Common Stock, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common Stock are not included in the table.

   The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Elec-tric Utility Index. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accor-dance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, re-spectively, of the performance share unit targets. No payment will be made for performance below the threshold.

   Payments of earned awards are deferred in the form of phantom stock units (equivalent to shares of AEP Common Stock) until the officer has met the equiv-alent stock ownership target discussed in the Human Resources Committee Report. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or Common Stock.

                                                   Estimated Future Payouts of
                                                  Performance Share Units Under
                                     Performance    Non-Stock Price-Based Plan
                          Number of  Period Until ---------------------------------
                         Performance  Maturation   Threshold   Target     Maximum
          Name           Share Units  or Payout       (#)       (#)         (#)
          ----           ----------- ------------  ---------  ---------- ----------
E. L. Draper, Jr........   19,988     2000-2002         3,998     19,988     39,976
P. D. Addis.............    3,135     2000-2002           627      3,135      6,270
W. J. Lhota.............    7,157     2000-2002         1,431      7,157     14,314
D. M. Clements, Jr......    6,725     2000-2002         1,345      6,725     13,450
H. W. Fayne.............    6,294     2000-2002         1,259      6,294     12,588

                              Retirement Benefits

   The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain col-lective bargaining agreements or by the Central and South West Corporation Cash Balance Retirement Plan), including the executive officers of AEP. The Retire-ment Plan is a noncontributory defined benefit plan.

   The Retirement Plan was amended effective January 1, 2001. The amendment provides that the final average pay benefit accrual formula currently in effect termi-nates on December 31, 2010 and, effective January 1, 2001, a cash balance ac-crual formula is added to the Retirement Plan. Employees participating in the Retirement Plan on December 31, 2000 accrue retirement benefits under both formulas and employees hired after December 31, 2000 accrue retirement bene-fits solely under the cash balance formula. Employees accruing benefits under both formulas may choose either the final average pay formula or the cash bal-ance formula for their accrued benefit at the time employment is terminated. The accrued benefit earned by an employee under the final average pay formula as of December 31, 2010, the date the final average pay formula will be dis-continued, is the minimum benefit an employee can receive from the Retirement Plan after that time.

   The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the final average pay formula, assuming retirement at age 65 after various periods of service.

                              Pension Plan Table

                               Years of Accredited Service
Highest Average  -------------------------------------------------------
Annual Earnings     15       20       25       30       35        40
---------------  -------- -------- -------- -------- -------- ----------
  $  400,000     $ 93,345 $124,460 $155,575 $186,690 $217,805 $  244,465
     500,000      117,345  156,460  195,575  234,690  273,805    307,130
     600,000      141,345  188,460  235,575  282,690  329,805    369,795
     700,000      165,345  220,460  275,575  330,690  385,805    432,460
     900,000      213,345  284,460  355,575  426,690  497,805    557,790
   1,200,000      285,345  380,460  475,575  570,690  665,805    745,785
   1,700,000      405,345  540,460  675,575  810,690  945,805  1,059,110

   The amounts shown in the table are the straight life annuities payable un-der the Retirement Plan final average pay formula without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The re-tirement annuity is reduced 3% per year in the case of retirement between ages 55 and 62. If an employee retires after age 62, there is no reduction in the retirement annuity.

   Compensation upon which retirement benefits under the final average pay formula are based, for the executive officers named in the Summary Compensa-tion Table above (except for Mr. Addis), consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Offi-cer Annual Incentive Compensation Plan awards, shown in the Salary and Bonus columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service. In the case of Mr. Addis, compensation upon which his retirement benefits are based consists of salary and annual AEP En-ergy Services Incentive Compensation Plan awards up to a maximum of 30% of salary.

   Under the cash balance formula each employee has an account to which dollar amount credits are allocated annually based on a percentage of the employee's compensation. Compensation for the cash balance formula includes annual salary and annual incentive compensation plan awards up to a maximum total compensa-tion of $1,000,000. The applicable percentage is determined by age and years of service with AEP as of December 31 of each year (or as of the employee's termination date, if earlier). The following table shows the percentage used to determine dollar amount credits at the age and years of service indicated:

 Sum of Age
    Plus
  Years of    Applicable
   Service    Percentage
 ----------   ----------
     <30         3.0%
   30-39         3.5%
   40-49         4.5%
   50-59         5.5%
   60-69         7.0%
   70 or more    8.5%

   To transition from the final average pay formula to the cash balance formu-la, the employee's account under the cash balance formula was credited with an opening balance using a number of factors.

   The estimated annual annuities at age 65 under the cash balance formula payable to the executive officers named in the Summary Compensation Table are:

                                                                         Annual
Name                                                                    Benefit
----                                                                    --------
E. L. Draper, Jr. ..................................................... $945,000
P. D. Addis............................................................  438,000
W. J. Lhota............................................................  469,000
D. M. Clements, Jr. ...................................................  351,000
H. W. Fayne............................................................  329,000

   These amounts are based on the following assumptions:

  . Salary amounts shown in the Salary column for calendar year 2000 are used with no subsequent adjustments in future years plus annual incentive awards at the 2000 target level.

  . Conversion of the lump-sum cash balance to a single life annuity at age
    65, based on an interest rate of 5.78% and the 1983 Group Annuity Mortal-ity Table.

   AEP maintains a supplemental retirement plan which provides for the payment of:

  . Retirement benefits that are not payable due to limitations imposed by Federal tax law on benefits paid by qualified plans.

  . Supplemental retirement benefits provided by individual agreements with certain AEP employees.

   The supplemental retirement plan was amended to provide for supplemental benefits under both the final average pay formula and the cash balance formu-la. Retirement Plan benefits shown above include all supplemental retirement benefits.

   Dr. Draper and Messrs. Addis and Clements have individual agreements with AEP which provide them with supplemental retirement benefits that credit them with years of service in addition to their years of service with AEP as fol-lows: Dr. Draper, 24 years; Mr. Clements, 15 years; and Mr. Addis, 18.5 years. The agreements each provide that these supplemental retirement benefits are reduced by pension entitlements from plans sponsored by prior employers.

   As of December 31, 2000, for the executive officers named in the Summary Compensation Table, the number of years of service applicable for retirement benefit calculation purposes under either the final average pay formula or the cash balance formula were as follows: Dr. Draper, 32 years; Mr. Addis, 21.5 years; Mr. Lhota, 35 years; Mr. Clements, 21 years; and Mr. Fayne, 25 years. The years of service for Dr. Draper and Messrs. Addis and Clements include years of service provided by their respective agreements with AEP described in the preceding paragraph.

   Six AEP System employees (including Messrs. Lhota and Fayne) whose pensions may be adversely affected by amendments to the Retirement Plan made as a re-sult of the Tax Reform Act of 1986 are eligible for certain supplemental re-tirement benefits. Such payments, if any, will be equal to any reduction oc-curring because of such amendments. Assuming retirement in 2001 of the executive officers named in the Summary Compensation Table, none of them would receive any supplemental benefits.

   AEP made available a voluntary deferred-compensation program in 1986, which permitted certain members of AEP System management to defer receipt of a por-tion of their salaries. Under this program, a participant was able to defer up to 10% annually over a four-year period of his or her salary, and receive sup-plemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of an-nual deferrals and, assuming retirement at age 65, annual supplemental retire-ment payments under the 1986 program.

                                                          1986 Program
                                                --------------------------------
                                                                Annual Amount of
                                                                  Supplemental
                                                 Annual Amount     Retirement
                                                   Deferred         Payment
Name                                            (4-Year Period) (15-Year Period)
----                                            --------------- ----------------
H. W. Fayne....................................     $9,000          $95,400

                Severance Plan and Change-In-Control Agreements

   Severance Plan. In connection with the merger with Central and South West Corporation, AEP's Board of Directors adopted a severance plan on February 24, 1999, effective March 1, 1999, that includes Messrs. Addis, Lhota, Clements and Fayne. The severance plan provides for payments and other benefits if, at any time before June 15, 2002 (the second anniversary of the merger consumma-tion date), the officer's employment is terminated (i) by AEP without "cause" or (ii) by the officer because of a detrimental change in responsibilities or a reduction in salary or benefits. Under the severance plan, the officer will receive:

  . A lump sum payment equal to three times the officer's annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

  . Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

  . Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

   AEP's obligation for the payments and benefits under the severance plan is subject to the waiver by the officer of any other severance benefits that may be provided by AEP. In addition, the officer agrees to refrain from the dis-closure of confidential information relating to AEP.

  Change-in-Control Agreements. AEP has change-in-control agreements with Dr. Draper and Messrs. Addis, Lhota, Clements and Fayne. If there is a "change-in-control" of AEP and the employee's employment is terminated by AEP or by the employee for reasons substantially similar to those in the severance plan, these agreements provide for substantially the same payments and benefits as the severance plan with the following additions:

  . Three years of service credited for purposes of determining non-qualified retirement benefits.

  . Transfer to the employee of title to AEP's automobile then assigned to the employee.

  . Payment, if required, to make the employee whole for any excise tax im-posed by Section 4999 of the Internal Revenue Code.

   "Change-in-control" means:

  . The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP's voting stock.

  . A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period.

  . Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circum-stances, a merger of AEP with another corporation.

                    Board Human Resources Committee Report
                           on Executive Compensation

   The Human Resources Committee of the Board of Directors regularly reviews executive compensation policies and practices and evaluates the performance of management in the context of the Company's performance. None of the members of the Committee is or has been an officer or employee of any AEP System company or receives remuneration from any AEP System company in any capacity other than as a director. See page 9.

   The Human Resources Committee recognizes that the executive officers are charged with managing a $55 billion, multi-state electric utility with inter-national investments during challenging times and with addressing many diffi-cult and complex issues.

   AEP's executive compensation program is designed to maximize shareholder value, to support the implementation of the Company's business strategy and to improve both corporate and personal performance. The Committee's compensation policies supporting this program are:

  . To pay in a manner that motivates both short and long term performance, focuses on meeting specified corporate goals and promotes the long term interests of shareholders.

  . To place a significant amount of compensation for senior executives at risk, in the form of variable incentive compensation instead of fixed or base pay with much of this risk similar to the risk experienced by other AEP shareholders.

  . To establish compensation opportunities that enhance the Company's abil-ity to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced execu-tives.

  . To target compensation levels that are reflective of current market practices in order to maintain a stable, successful management team.

   In carrying out its responsibilities, the Committee utilizes a nationally recognized independent compensation consultant to obtain information and provide recommendations relating to changing industry compensation practices and programs.

   The Committee also considers management's initiatives in response to the impact of increased competition and other significant changes in the rapid re-structuring of the electric utility industry. It is the Committee's opinion that, in this constantly changing environment, Dr. Draper and the senior man-agement team continue to develop and implement strategies effectively to posi-tion the Company for the future. This includes the Company's development of unregulated business activities, proposals and actions taken in connection with the industry's transition to competition, establishment of an interna-tional energy trading organization and the merger with Central and South West Corporation. The success of these efforts and their benefits to the Company cannot be precisely measured in advance, but the Committee is convinced they are vital to the Company's long-term success.

   Stock Ownership Guidelines. The Board of Directors, upon the Committee's recommendation, underscored the importance of aligning executive and share-holder interests by adopting in December 1994 stock ownership guidelines for senior management participants receiving performance share awards. The Commit-tee and senior management believe that linking a significant portion of an ex-ecutive's current and potential future net worth to the Company's success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of the Company's owners and further encourages long term man-agement for the benefit of those owners.

   Under the guidelines, the target ownership of AEP Common Stock is directly related to the officer's corporate position with the greatest ownership target for the chief executive officer. The targets for the CEO and the other four officers named in the Summary Compensation Table are 45,000 shares and 15,000 shares, respectively. Each officer is expected to achieve the ownership target within a five-year period.

Common Stock equivalents earned through the Senior Officer Annual Incentive Compensation Plan, AEP Energy Services Incentive Compensation Plan and AEP 2000 Long-Term Incentive Compensation Plan, described below, are included in deter-mining compliance with the ownership targets. As of January 1, 2001, Dr. Draper and all of the other officers named in the Summary Compensation Table have met their ownership requirements within the specified time period. See the table on page 23 for actual ownership amounts.

Components of Executive Compensation

   Base Salary. When reviewing base salaries, the Committee considers pay prac-tices used by other electric utilities and industry in general. In addition, the Committee considers the respective positions held by the executive offi-cers, their levels of responsibility, performance and experience, and the rela-tionship of their base salaries to the base salaries of other AEP managers and employees.

   For compensation comparison purposes, the Human Resources Committee uses certain comparably sized and complex electric utility companies in the S&P Electric Utility Index, which is the peer group used in the Comparison of Five Year Cumulative Total Return graph in this proxy statement. The size and com-plexity of AEP places it above the median of its comparative group. However, because our policy is to place more emphasis on incentive compensation, we tar-get executive officer base salaries somewhat below the level of our position in the comparative group. Base salary levels in 2000 for the CEO and next four most highly compensated executive officers of AEP named in the Summary Compen-sation Table approximated the median of the comparative group consistent with our policy to place more emphasis on incentive compensation. In establishing base salary levels in that range, the Human Resources Committee considers the competitiveness of AEP's entire compensation package.

   Base salaries are adjusted, as appropriate, and reviewed annually to reflect individual and corporate performance and consistency with compensation changes within the Company and the compensation peer group of other electric utilities.

   The Committee meets without the presence of Dr. Draper, chairman, president and chief executive officer, to evaluate his performance and compensation and reports on that evaluation to all outside directors of the Board. After full discussion, the outside directors then determine Dr. Draper's base salary.

   Annual Incentive. The primary purpose of annual incentive compensation is to motivate senior managers to meet and exceed annual objectives which are part of the long term strategic plan in order to maximize shareholder value.

   The Senior Officer Annual Incentive Compensation Plan (SOIP) provides a variable, performance-based portion of the executive officers' total compensa-tion except in the case of Mr. Addis. Mr. Addis does not participate in the SOIP; however, he does participate in the AEP Energy Services Incentive Compen-sation Plan and receives a discretionary distribution from the annual bonus pool that is funded as a percentage of pre-tax operating income associated with energy and other trading activities for which Mr. Addis is responsible. Each officer's annual incentive compensation is set forth in the Bonus column of the Summary Compensation Table.

   SOIP participants are assigned an annual target award expressed as a per-centage of their base salary for the period. In January 2000, the Committee es-tablished targets as follows: Dr. Draper, 75%; and the other executive officers named in the compensation table (other than Mr. Addis), 55%. Actual awards can vary from 0-200% of the target award based on performance.

   SOIP awards are based on the following preestablished performance criteria:

  .  Total investor return.

  .  Return on stockholder equity.

  . Average price of power sold to AEP's retail customers compared with other utilities.

  .  Safety.

   For 2000, AEP performance merited an award of approximately 76%.

   To more closely align the financial interests of the executive officers with the Company's shareholders, SOIP and Energy Services Incentive Plan par-ticipants may elect to defer their awards, with the deferrals treated as if invested in Common Stock of the Company, although no stock is actually pur-chased. Dividend equivalents are credited during the deferral period.

   Long-Term Incentive. The primary purpose of longer term, equity based, in-centive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder re-turn.

   Long-term incentive awards are made under the AEP 2000 Long-Term Incentive Plan. The plan provides a list of measurements and incentives from which the Committee may select those which provide the most effective incentives at any given time as the Company pursues its strategies and plans. In 2000, for the executive officers other than Mr. Addis, AEP's long term incentive compensa-tion program consisted of grants of stock options and performance share units. Prior to 2000, grants of performance share units were made under the Perfor-mance Share Incentive Plan.

 Stock Options

   In September 2000, the Committee granted stock options to executive offi-cers other than Mr. Addis (as described in the table Option Grants in 2000). This initial grant was structured to provide a special incentive to achieve the benefits upon which the merger between AEP and CSW was based. It is not expected that additional options will be awarded to these persons before 2003.

   Stock options granted to the executive officers, when combined with base salaries plus annual incentive payments and the value of performance share units that these officers may potentially earn at target, are set by the Com-mittee so that total compensation is intended to fall at the median range paid by AEP's electric utility comparator group for median performance. The number of options granted is based on the Black-Scholes option pricing model.

   Mr. Addis was not granted options because he participates in the AEP Energy Services Phantom Equity Plan that, depending on performance, may pay an award in 2002 based on the value of Energy Services determined as a multiple of after-tax operating income.

 Performance Shares

   The Committee has annually established performance share unit targets which are earned based on AEP's subsequent three-year total shareholder returns mea-sured relative to the S&P peer utilities. In January 2000, the Committee es-tablished targets as a percentage of then base salaries as follows: Dr. Drap-er, 75%; the other executive officers named in the Summary Compensation Table (other than Mr. Addis), 55%; and Mr. Addis, 20%. In accordance with Mr. Addis' employment agreement, his target was 20% because of his participation in the AEP Energy Services Phantom Equity Plan. The performance share awards which will ultimately be paid to participants for a performance period can range from 0-200% of the target.

   AEP's total shareholder return for 1998-2000 ranked twenty-first relative to the S&P peer utilities and, as a result, none of the performance share unit targets originally established for that period (and dividend credits) were earned.

   Payments of earned performance share awards are deferred in the form of phantom stock units (equivalent to shares of AEP Common Stock). Such deferrals continue until termination of employment or, if so elected by the recipient, with payments commencing not later than five years thereafter. Once the offi-cers meet and maintain their respective equivalent stock ownership targets discussed above, they may then elect either to continue to defer or to receive further earned performance share awards in cash and/or Common Stock. When awards are deferred, dividend equivalents are credited as though reinvested in additional phantom stock units. The performance share unit targets and a fur-ther description of performance share awards are shown under Long-Term Incen-tive Plans--Awards in 2000.

Tax Policy on Deductibility of Compensation

   The Committee has considered the impact of Section 162(m) of the Internal Revenue

Code, which provides a limit on the deductibility of compensation in excess of $1,000,000 paid in any year to the Company's chief executive officer or any of its other four executive officers named in the Summary Compensation Table. It is the Committee's expectation, when consistent with sound executive compensa-tion principles and the needs of the Company, that compensation would be qual-ified for deductibility where appropriate.

   Award payments under the AEP 2000 Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder approved performance driven plan.

   Award payments under the SOIP and AEP Energy Services Incentive Compensa-tion and Phantom Equity plans are not eligible for the performance-based ex-emption and the deduction limit does apply to such awards. Since Dr. Draper has deferred his 2000 SOIP award to dates past his retirement from the Company (providing an exemption from the deduction limit), the Committee has not deemed it necessary at this time to qualify compensation paid pursuant to the SOIP for deductibility under Section 162(m). The Committee may decide to do so in the future.

   Except for Mr. Addis, no named officer in the Summary Compensation Table had taxable compensation paid in 2000 in excess of the deduction limit and all such compensation was fully deductible. The Committee intends to continue to evaluate the impact of this Code restriction.

Human Resources Committee Members

Morris Tanenbaum, Chair  Lester A. Hudson, Jr.
John P. DesBarres        Donald G. Smith
William R. Howell



                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AEP, S&P 500 INDEX & S&P ELECTRIC UTILITY INDEX**

                         [INDEX CHART APPEARS HERE]

                          AEP              S&P 500            S&P ELECTRIC
                        ------             -------            ------------
1995                    100.00              100.00               100.00
1996                    107.48              122.96                99.97
1997                    142.65              163.98               126.55
1998                    136.80              210.85               147.36
1999                     99.37              255.21               123.65
2000                    153.69              231.91               191.23


           Assumes $100 Invested on Jan-     * Total Return Assumes
           uary 1, 1996 in AEP Common          Reinvestment of Divi-
           Stock, S&P 500 Index and S&P        dends
           Electric Utility Index           ** Fiscal Year Ending De-
                                               cember 31

   The total return performance shown on the graph above is not necessarily indicative of future performance.

Share Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2001 for all directors as of the date of this proxy statement, all nominees to the Board of Directors, each of the per-sons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                                               Stock
Name                                         Shares           Units(a)  Total
----                                         ------           --------  -----
P. D. Addis.................................  10,032(b)(c)(d)  22,572   32,604
E. R. Brooks................................ 151,895(b)(e)        785  152,680
D. M. Carlton...............................   6,431              785    7,216
D. M. Clements, Jr..........................   2,354(b)        16,497   18,851
J. P. DesBarres.............................   5,000(c)         1,854    6,854
E. L. Draper, Jr............................   9,535(b)(c)    106,181  115,716
H. W. Fayne.................................   5,590(b)(f)     11,163   16,753
R. W. Fri...................................   2,000            2,560    4,560
W. R. Howell................................   1,692              785    2,477
L. A. Hudson, Jr............................   1,853(d)         4,566    6,419
L. J. Kujawa................................   1,326(d)         4,305    5,631
W. J. Lhota.................................  18,854(b)(c)(f)  16,249   35,103
J. L. Powell................................   4,020              785    4,805
R. L. Sandor................................   1,092              785    1,877
T. V. Shockley, III.........................  93,965(b)(d)(e)     -0-   93,965
D. G. Smith.................................   2,500            2,967    5,467
L. G. Stuntz................................   1,500(c)         4,618    6,118
K. D. Sullivan..............................     -0-            3,477    3,477
M. Tanenbaum................................   1,720            4,517    6,237
All directors, nominees and executive
 officers as a group (21 persons)........... 420,794(f)(g)    210,322  631,116

--------
(a) This column includes amounts deferred in stock units and held under AEP's various director and officer benefit plans.
(b) Includes the following numbers of share equivalents held in the AEP Retire-ment Savings Plan and, for Messrs. Brooks and Shockley, the CSW Retirement Savings Plan (in the case of the AEP Retirement Savings Plan such persons have sole voting power, but the investment/disposition power is subject to the terms of the Savings Plan): Mr. Addis, 377; Mr. Brooks, 41,833; Mr. Clements, 2,354: Dr. Draper, 3,947; Mr. Fayne, 5,014; Mr. Lhota, 16,674;
    Mr. Shockley, 6,234; and all executive officers, 89,803.
(c) Includes the following numbers of shares held in joint tenancy with a fam-ily member: Mr. Addis, 5,623; Mr. DesBarres, 5,000; Dr. Draper, 5,588; Mr. Lhota, 2,180; and Ms. Stuntz, 300.
(d) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Mr. Addis, 4,032; Dr. Hudson, 750; Mr. Kujawa, 26; and Mr. Shockley, 496.
(e) Includes the following numbers of shares attributable to options exercis-able within 60 days: Mr. Brooks, 65,105 and Mr. Shockley, 49,938.
(f) Does not include, for Messrs. Fayne and Lhota, 85,231 shares in the Ameri-can Electric Power System Educational Trust Fund over which Messrs. Fayne and Lhota share voting and investment power as trustees (they disclaim ben-eficial ownership). The amount of shares shown for all directors and execu-tive officers as a group includes these shares.
(g) Represents less than 1% of the total number of shares outstanding.

Share Ownership of Certain Beneficial Owners

Set forth below are the only persons or groups known to AEP as of December 31, 2000, with beneficial ownership of five percent or more of AEP Common Stock.

                                                             AEP Shares
                                                      ------------------------
                                                        Amount of
Name, Address of                                       Beneficial   Percent of
 Beneficial Owner                                       Ownership     Class
-----------------                                     ------------- ----------
AXA Financial, .....................................  28,478,272(a)    8.9%
Inc., parent holding company of Alliance Capital
Management L.P. and The Equitable Life Assurance
Society of the U.S.
 1290 Avenue of the Americas
 New York, NY 10104
AXA Rosenberg (U.S.)
 4 Orinda Way
 Orinda, CA 94563
Capital Research and................................. 17,455,480(b)    5.4%
Management Company
 333 South Hope St.
 Los Angeles,
 CA 90071

--------
(a) Based on the Schedule 13G jointly filed with the SEC, AXA, as a parent holding company of AXA Rosenberg (U.S.) and AXA Financial, Inc., parent holding company of Alliance Capital Management L.P., an investment advis-er, and The Equitable Life Assurance Society of the U.S., an insurance company and an investment adviser, reported that they have sole voting power for 14,861,006 shares, shared voting power for 3,299,463 shares, sole dispositive power for 28,370,072 shares and shared dispositive power for 108,200 shares.
(b) Based on the Schedule 13G, Capital Research and Management Company, an in-vestment adviser, reported that it has sole dispositive power for 17,455,480 shares. Capital Research disclaims beneficial ownership.

Shareholder Proposals

To be included in AEP's proxy statement and form of proxy for the 2002 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: Susan Tomasky, Secretary, at AEP's office at 1 Riverside Plaza, Columbus, Ohio 43215 by November 9, 2001.

   For any proposal intended to be presented by a shareholder without inclu-sion in AEP's proxy statement and form of proxy for the 2002 annual meeting, the proxies named in AEP's form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by February 8, 2002. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by Securities and Exchange Commission regulations.

Solicitation Expenses

The costs of this proxy solicitation will be paid by AEP. Proxies will be so-licited principally by mail, but some telephone, telegraph or personal solici-tations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will re-quest brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-solic-iting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates pre-scribed by the New York Stock Exchange.

                                   Exhibit A
                            Audit Committee Charter

   The Audit Committee of the Board of Directors shall be responsible for overseeing and reporting to the Board with respect to the general policies and practices of the Company (and the subsidiaries of the Company included in the consolidated financial statements of the Company) with respect to accounting, financial reporting, internal auditing and financial controls; and for main-taining, by means of regularly scheduled meetings and otherwise, a direct ex-change of information between the Board and the Company's internal auditors and independent accountants. The Audit Committee's composition shall meet the requirements of the audit committee policy of the New York Stock Exchange.

   Without limiting the generality of the preceding paragraph, the Audit Com-mittee's duties shall include: (1) reviewing and approving the terms of the engagement of the Company's independent accountants with such accountants, in-cluding the scope and general extent of their planned review, the general na-ture of the audit procedures which will be utilized, any non-audit services performed or planned, and the compensation to be paid to such accountants for all audit and other services; (2) assuring annual receipt of a formal written statement from the independent accountants delineating all relationships be-tween the independent accountants and the Company and discussing any such re-lationships and impact on their independence and recommending that the Board take appropriate action in response to the independent outside accountants' report to satisfy itself of their independence; (3) reviewing with the Company's independent accountants, with the manager of internal audits, with the chief accounting officer of the Company and with other appropriate person-nel of the Company and its subsidiaries, the general policies and procedures of the Company with respect to internal auditing, accounting and financial controls, and the adequacy of such policies and procedures; (4) reviewing any reports of material weaknesses in internal controls prepared by the Company's independent accountants or internal auditors, and the action taken by the ap-propriate personnel of the Company and its subsidiaries in response to any suggestions contained in such reports; (5) reviewing with the Company's inde-pendent accountants, with the chief accounting officer of the Company, and with other appropriate personnel of the Company and its subsidiaries any pro-posed accounting changes which may have significant impact on the Company's financial statements; (6) reviewing with the Company's independent accoun-tants, upon completion of their audit, the annual financial statements of the Company and of the Company and its subsidiaries consolidated, any reports or opinions that such accountants propose to render in connection therewith, and any other matters in connection therewith that the independent accountants or the Committee consider relevant, including the independent accountants' quali-tative judgments about the appropriateness of the accounting principles used and clarity of the financial disclosure practices; (7) reviewing with the in-dependent accountants the Company's interim financial results to be included in the Company's quarterly reports to be filed with the Securities and Ex-change Commission prior to the filing of the Form 10-Q; (8) recommending the appointment or discharge of the independent accountants to the Board of Direc-tors; (9) supervising on a continuing basis the implementation of the AEP Cor-porate Compliance Program, including reporting by the chief compliance offi-cer, the development of specific programs of legal compliance in various important areas of concern to the operations of the AEP System companies, and the designation of successor chief compliance officers; (10) reviewing possi-ble conflict of interest situations involving directors; and (11) directing and supervising special investigations of the affairs of the Company, includ-ing the authority to retain independent counsel and other professionals to as-sist in the investigation.

   In the discharge of its duties: (1) the Audit Committee shall hold such meetings as it deems necessary but shall meet a minimum of four times prior to the next annual meeting of the shareholders of the Company; (2) at the request of the Company's independent accountants, chief accounting officer, or manager of internal audits the chair of the Audit Committee shall convene a meeting of the Committee to consider any matter that the person requesting the meeting believes should be brought to the attention of the Committee, the Board of Di-rectors or the shareholders; and (3) the Audit Committee may require any offi-cer or employee of the Company or its subsidiaries to furnish it with any in-formation, documents or reports that it may specify and to appear before it in person.

[LOGO OF AMERICAN ELECTRIC POWER]





                         [GRAPHIC] PRINTED WITH SOY INK

                             [LOGO] RECYCLED PAPER

                          AMERICAN ELECTRIC POWER COMPANY, INC.
                   Proxy Solicited on Behalf of the Board of Directors
                    for the Annual Meeting to be held April 25, 2001

     ---------------------------------------------------------------------------
     The undersigned appoints E. Linn Draper, Jr., Henry W. Fayne and Susan Tomasky, and each of them, acting by a majority if more than one be present, attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 25, 2001, and at any adjournments thereof, and to vote all shares of Common
P Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting.
R
     Trustee's Authorization. The undersigned authorizes Fidelity Management
O Trust Company to vote all shares of Common Stock of the Company credited to the undersigned's account under the American Electric Power System
X Retirement Savings Plan at the annual meeting in accordance with the instructions on the reverse side.
Y
     Election of Directors. Nominees: 01. E.R. Brooks, 02. D.M. Carlton, 03. J.
                                      P. DesBarres, 04. E.L. Draper, Jr., 05.
                                      R.W. Fri, 06. W.R. Howell, 07. L.A.
                                      Hudson, Jr., 08. L.J. Kujawa, 09. J.L.
                                      Powell, 10. R.L. Sandor, 11. T.V.
                                      Shockley, III 12. D.G. Smith, 13. L. G.
                                      Stuntz, 14. K.D. Sullivan.

     You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

     ---------------------------------------------------------------------------
     Comments:

     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------
              (If you have written in the above space, please mark the "Special Attention" box on the other side of this card.)

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                          /\ FOLD AND DETACH HERE /\


[AEP LOGO]

Admission Ticket
-------------------------------------
Annual Meeting of Shareholders           Agenda
Wednesday, April 25, 2001 . 9:30 a.m.    . Introduction and Welcome
Bayfront Plaza Convention Center         . Election of Directors
1901 North Shoreline Boulevard           . Ratification of Auditors
Corpus Christi, Texas                    . Chairman's Report
                                         . Comments and Questions
                                           from Shareholders


Directions to Bayfront Plaza Convention               |
Center (361) 883-8543                                 |
                                                      |
Take I-37 South to Shoreline Boulevard (dead end      |
at Corpus Christi Bay).                               |       [MAP LOGO]
                                                      |
Turn left (North) at Shoreline and proceed for        |
approximately 3/4 of a mile.                          |
                                                      |
The Bayfront Convention Center is on the left (West), |
just before the dead end at the Art Museum.           |

If you plan to attend the annual meeting, please bring this admission ticket with you.

       Please mark your
 [X]   votes as in this
       example

The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting. If no direction is made, the proxies will vote FOR all nominees listed on the reverse side and FOR Proposal 2.


The Board of Directors recommends a vote FOR all nominees for election as directors and FOR Proposal 2.

1. Election of      FOR   WITHHELD   2. Approval of   FOR   AGAINST  ABSTAIN
   Directions      [   ]   [   ]        Auditors.    [   ]   [   ]    [   ]
   (see Reverse).

For, except vote withheld from the following nominee(s).


SPECIAL ATTENTION
Mark here if you have written a comment on          [   ]
reverse

ANNUAL REPORT AND PROXY STATEMENT
Mark here to discontinue annual report and proxy
statement mailing for this account (for multiple-   [   ]
account holders only).

ANNUAL MEETING
Mark here if you plan to attend the annual          [   ]
meeting.


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.




----------------------------------------------------, 2001

----------------------------------------------------, 2001
SIGNATURE(S)                                 DATE

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                          /\ FOLD AND DETACH HERE /\


Your vote is important. You may vote the shares held in this account in any one of the following three ways:

     . Vote by mail. Complete, date, sign and mail your proxy card (above) in the enclosed postage-paid envelope or, otherwise, return it to AEP, P.O. Box 8673, Edison, New Jersey 08818.

     . Vote by phone. Call toll-free, 1-877-PRX-VOTE (1-877-779-8683)
       24 hours a day, 7 days a week from the U.S. and Canada to vote your proxy.

     . Vote by internet. Access the Web site at http://www.eproxyvote.com/aep
       24 hours a day, 7 days a week.

If you vote by phone or via the Internet, please have your social security number and proxy card available. The sequence of numbers appearing in the box above, just below the perforation, and your social security number are necessary to verify your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned this proxy card.

If you vote by phone or vote using the Internet, there is no need for you to mail back your proxy card.

                             THANK YOU FOR VOTING



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